Exhibit 10.6(d)
CONSULTING AGREEMENT
     This Agreement is made between: TRM CORPORATION (“Company”) and Danial J. Tierney (“Consultant”).
     IN CONSIDERATION of the Company retaining the Consultant for independent consulting services and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the Company disclosing confidential information to the Consultant in order for the Consultant to provide services to the Company, it is agreed as follows:
1. Independent Consulting Services
1.1	The Consultant undertakes to provide the Company with consulting services over a six (6) month period commencing on January 2, 2007 (the “Effective Date”) and ending on July 1, 2007 (the “Term”). Consultant shall assist the Company with the sales of the United States photocopy business (“U.S. photocopy business”), the Canadian ATM business, a possible sale or disposal of the Canadian photocopy business, any other matters the Consultant had been working on immediately preceding termination of employment as Executive Vice President and such other matters as the Consultant and the President of the Company shall mutually determine. Consultant’s services shall be non-exclusive.

1.2	The Consultant is an independent contractor and shall not be considered as an employee of the Company.

1.3	The Consultant will be solely responsible to comply with and pay all income, sales, withholding or other taxes and make source deductions or pay other levies imposed by governmental or regulatory authorities and make all required remittances to the appropriate authority.

1.4	The Consultant shall perform the work in accordance with and in full compliance with the statutes, laws, ordinances and regulations governing his profession, trade or business. Consultant is being retained due to his substantial experience and expertise in the ATM and photocopier industry, and shall perform the professional services in a manner befitting that expertise and experience.

1.5	In consideration for the performance of the services contemplated by Section 1.1 hereof, the Company agrees to pay the Consultant a fee of $85,000 (the “Consulting Fee”) in equal monthly installments of $14,166.67 on the last business day of each calendar month from January 2007 through and including June 2007, subject to the following:
     (a) If a sale of the U.S. photocopy business closes during the Term of this Agreement, $50,000 of the Consulting Fee (or, if less than $50,000 of the Consulting Fee remains be paid, such lesser balance of the Consulting Fee) shall be accelerated and paid to the Consultant at the closing of the U.S. photocopy business or, if such sale closes in 2006, the Consultant shall be paid the $50,000 of the Consulting Fee on the Effective Date. If such acceleration occurs, the monthly installments shall then be adjusted to pay the remaining Consulting Fee evenly over the remaining number of installments.
     (b) If the Company sells the U.S. photocopy business during the Term and, with the Consultant’s assistance, the Company also sells the Canadian ATM business during the Term (or enters into a binding agreement to do so and such sale takes place pursuant to such agreement within ninety days after the Term hereof), the Consultant shall be paid a bonus, in addition to the Consulting Fee, totalling $20,000 at the closing of the sale of the Canadian ATM business.
1.6	In addition to the compensation payable to the Consultant pursuant to Section 1.5 hereof, the Company shall provide the Consultant with continued use of the Consultant’s laptop computer (which the Consultant had been using immediately preceding termination of his employment with the Company), which the Consultant can purchase from the Company for $1.00 at the end of the Term. The Company will permit the Consultant to retain his TREO device, and shall pay its monthly service fee, not to exceed $150 per month, until the earlier of (i) one year from the Effective Date or (ii) the commencement of the Consultant’s employment with another employer, at which time the Consultant shall return such TREO device to the Company. The Company will reimburse the Consultant for the cost of maintaining a broadband connection in his home until the earlier of (i) one year from the Effective Date or (ii) the commencement of the Consultant’s employment with another employer. The Company will also reimburse the Consultant for reasonable out-of-pocket expenses related to performing services on behalf of the Company. Such expenses typically include, but are not limited to, telephone calls, postage, shipping, travel, meals and lodging expenses. All travel must be pre-approved by the Company.

1.7	The Consultant shall spend such time as reasonably may be required to perform his services hereunder not to exceed an average of two days per week during the Term. The Consultant acknowledges and agrees that during certain periods of time during the Term, particularly during the beginning of the Term, he will need to devote more than two days per week to perform his duties; however, in no event shall the Consultant be required to devote more than 52 days to the performance of his duties during the Term.
2. Ownership of work to be performed
The Consultant agrees that the interim and final results of the services he performs hereunder shall become the sole property of the Company.
3. Confidentiality
3.1	Access to Confidential Information

Company will permit the Consultant to have access to Confidential Information as needed for the purpose of performing the Consultant’s responsibilities for Company. Access to this information shall terminate (A) upon breach of this Agreement by the Consultant; (B) upon breach by the Consultant of, or termination of, the Severance Agreement and Release of Claims between the Consultant and the Company of even date herewith; or (C) where no longer needed for the purpose of performing the Consultant’s responsibilities for the Company.

3.2	Treatment of Confidential Information

The Consultant shall maintain the Confidential Information of Company in confidence, and shall not make copies or duplicates of, or disclose, divulge, or otherwise communicate such Confidential Information to others, or use it for any purpose except for the exclusive use of the Company unless compelled to do so pursuant to legal process or as otherwise required by law and then only after providing the Company with prior notice. The Consultant further agrees to exercise every reasonable precaution to prevent and restrain any unauthorized disclosure of such Confidential Information, by any employee, consultant, subcontractor, sublicensee, or agent.

Upon termination of employment and at any other time requested by Company, the Consultant agrees to return all materials containing Confidential Information to Company, without retaining any copies and will not use the Confidential Information for any personal or business purpose, either for the Consultant’s own benefit or that of any other person, corporation, government or entity.

3.3	Duty Not to Solicit Employees, Customers/Clients and Suppliers.

The Consultant further agrees that during the Term and for a period of six (6) months thereafter, terminating on December 31, 2007, he shall not for any reason directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with any person, partnership or corporation, do any one or more of the following: (A) induce, entice, hire, or attempt to hire or employ, any person who is, at that time, an employee of the Company or of the Company’s subsidiaries, partners, co-venturers or related entities (a “Prohibited Employee”) or otherwise call upon any Prohibited Employee for the purpose or with the intent of enticing such Prohibited Employee away from or out of the employ of the Company or of the Company’s parents, subsidiaries, partners, co-venturers or related entities; or (B) for any purpose which is competitive with the Company, call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer or supplier of the Company or of the Company’s parents, subsidiaries, partners, co-venturers or related entities. Nothing in this Agreement, however, shall bar the Consultant from working as an employee or consultant with an entity that purchases any part of TRM’s business operations.
4. Non-Disparagement
The parties agree to refrain from making any negative, disparaging or derogatory comments about each other, including but not limited to, in the case of TRM, any public or private remarks or statements that would injure the business or reputation of TRM, or its officers, managers, members, directors, partners, agents or employees, or in the case of the Consultant, any statements that would harm the Consultant’s reputation.
5. Remedies
5.1	Enforcement. It is recognized that damages, in the event of breach of the covenants herein, would be difficult, if not impossible, to ascertain and it is therefore agreed that Company, in addition to and without limiting any other remedy or right which it may have, shall have the right to obtain preliminary and permanent injunctive relief enjoining such breach issued against the Consultant by a court of competent jurisdiction.
5.2	Damages. In the event damages are ascertainable, the Company may commence legal action for such damages against the Consultant for any violation of the promises and covenants contained herein, in addition to any other legal or equitable remedies which may be available to Company against the Consultant. The Consultant understands that the Company intends to seek legal recourse for any violation of this Agreement.
5.3	Attorney fees. In the event of actions to enforce the provisions of this agreement, the prevailing party shall be entitled to attorney’s fees and all other costs of collection.
6. Term
The initial term of this Agreement shall begin January 2, 2007 and shall terminate on July 2, 2007. The Agreement may be terminated by the Company upon thirty calendar days prior written notice; provided however, that if Company shall terminate this Agreement during its Term it shall remain obligated to pay the Consultant’s fees, as set forth herein, and those expenses incurred by the Consultant pursuant to paragraph 1.6 hereof through the date of termination, as if the Agreement had not been terminated.
7. Complete Agreement
This is the complete and exclusive statement of the Agreement between the parties with respect to the subject matter contained herein and supersedes and merges all prior representations, proposals, understandings and all other agreements, oral or written, express or implied, between the parties relating to the matters contained herein. This Agreement may not be modified or altered except by written instrument duly executed by both parties.
8. Notices
All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing to the following addresses. Notice may be deposited in the mail, postage pre-paid, certified or registered, return receipt requested, and addressed as follows:

Company: TRM Corporation 5208 N.E. 122nd Avenue Portland Oregon 97230-1074 Attention: Angela Childers

Consultant: Danial J. Tierney P.O. Box 1177 Brush Prairie, WA 98606
9. Miscellaneous
9.1. Governing Law, Venue. This Agreement shall be interpreted in accordance with and governed by the laws of the state of Oregon without regard to the conflict of laws rules of such state. The Circuit Court of the County of Multnomah or the United States District Court for the District of Oregon at Portland shall be the exclusive venue for any legal proceeding arising from or relating to this Agreement.

9.2 Waiver. The waiver by the Company of a breach or default of any provision in this Agreement by the Consultant shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of the Company to exercise or avail itself of any right, power, or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by the Company.
9.3 Successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Consultant and their successors, heirs, executors, administrators, and permitted assigns.
9.4 Severability. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remaining provisions. If the limitations imposed by any provision of this Agreement are found to exceed those that are enforceable in a particular jurisdiction, the provision shall be interpreted as to that jurisdiction to extend only to the time, geographic area, or range of activities as to which it may be enforceable, but shall remain in full force and effect as to all other jurisdictions.
9.5 No employment contract. This is not a contract of employment and does not require that the Company employ the Consultant or use the Consultant’s services for any particular period, for any particular position, or on any particular terms.
IN WITNESS WHEREOF the Company and the Consultant have executed this Agreement on the 12th day of December, 2006.

TRM Corporation		Consultant

By:	/s/ Jeffrey F. Brotman	/s/ Danial J. Tierney